UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): July 5, 2016

DICERNA PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-36281	20-5993609
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

87 Cambridgepark Drive

Cambridge, MA 02140

(Address of principal executive offices, including Zip Code)

Registrant’s telephone number, including area code: (617) 621-8097

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (See General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 5, 2016, the compensation committee of the board of directors of Dicerna Pharmaceuticals, Inc., a Delaware corporation (the “Company”) approved amended and restated employment agreements with Douglas M. Fambrough, III, Bob D. Brown and James B. Weissman (as amended and restated, the “employment agreements”). The employment agreements were entered into on July 8, 2016. There were no changes to base salary or target bonus for any of the officers as a result of the amended and restated employment agreements.

Employment Agreement with Douglas M. Fambrough, III, Ph.D., President and Chief Executive Officer

Under Dr. Fambrough’s employment agreement, Dr. Fambrough will receive an annual base salary of $490,000 and will be eligible to participate in the Company’s annual bonus program, with a target opportunity equal to 60% of base salary. The employment agreement provides, among other things, that if the Company terminates Dr. Fambrough other than for “cause” (as defined in the employment agreement) or if Dr. Fambrough terminates his employment for “good reason” (as defined in the employment agreement), then Dr. Fambrough will receive the following severance benefits: (i) 18 months of continued base salary payments; (ii) a pro rata portion of his annual bonus for the year in which the termination occurs, based on actual performance during the entire performance period; (iii) 18 months of Company-reimbursed COBRA premiums; and (iv) outstanding and unvested stock options that were scheduled to vest in the 12-month period following his termination of employment will accelerate in full. In addition, if the Company terminates Dr. Fambrough other than for cause or if Dr. Fambrough terminates his employment for good reason during the one-year period following a change in control (as defined in the employment agreement), then Dr. Fambrough will receive the following severance benefits: (a) a lump sum severance payment equal to 1.5, multiplied by the sum of Executive’s annual base salary and target annual bonus; (b) a pro rata portion of Dr. Fambrough’s target bonus for the year in which the termination occurs; (c) 18 months of Company-reimbursed COBRA premiums; and (d) outstanding and unvested stock options will accelerate in full. Under the terms of the employment agreement, if any payment or other benefit provided to Dr. Fambrough pursuant to his employment agreement constitutes an “excess parachute payment” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), and would be subject to an excise tax imposed by Section 4999 of the Code, then the amounts actually paid to Dr. Fambrough will be reduced to the extent that such a reduction would result in Dr. Fambrough receiving a greater amount than he would have received if the payment had been made in full.

Employment Agreements with Bob. D. Brown, Ph.D., Chief Scientific Officer and James B. Weissman, Chief Business Officer

Under the employment agreements for Dr. Brown and Mr. Weissman, the executive officers will receive an annual base salary of $380,000 and $363,500, respectively, and will be eligible to participate in the Company’s annual bonus program, with a target opportunity equal to 40% of their respective base salaries. The employment agreements provide, among other things, that if the Company terminates the executive officer other than for “cause” (as defined in the employment agreement) or if the executive officer terminates his employment for “good reason” (as defined in the employment agreement), then the executive officer will receive the following severance benefits: (i) 12 months of continued base salary payments; (ii) a pro rata portion of his annual bonus for the year in which the termination occurs, based on actual performance during the entire performance period; and (iii) 12 months of Company-reimbursed COBRA premiums. In addition, if the Company terminates the executive officer other than for cause or if the executive officer terminates his employment for good reason during the one-year period following a change in control (as defined in the employment agreement), then the executive officer will receive the following severance benefits: (a) a lump sum severance payment equal to the sum of the executive officer’s annual base salary and target annual bonus; (b) a pro rata portion of the executive officer’s target bonus for the year in which the termination occurs; and (c) 12 months of Company-reimbursed COBRA premiums. Consistent with the terms of the existing employment agreement for each of Dr. Brown and Mr. Weissman, except as otherwise provided for in an award agreement, any outstanding equity awards will vest in full upon a change in control of the Company. Under the terms of the employment agreements, if any payment or other benefit provided to the executive officer pursuant to his employment agreement constitutes an “excess parachute payment” within the meaning of Section 280G of the Code, and would be subject to an excise tax imposed by Section 4999 of the Code, then the amounts actually paid to the executive officer will be reduced to the extent that such a reduction would result in the executive officer receiving a greater amount than he would have received if the payment had been made in full.

The foregoing description of the terms of the employment agreements does not purport to be complete and is qualified in its entirety by reference to the full text of the employment agreements, copies of which will be filed as exhibits to the Company’s Quarterly Report for the fiscal quarter ended September 30, 2016.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 11, 2016	DICERNA PHARMACEUTICALS, INC.

	By:	/s/ John B. Green
John B. Green
Chief Financial Officer